EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

         We have issued our report dated February 24, 1998 accompanying the consolidated financial statements of n-Vision, Inc. appearing in 1997 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-KSB for the year ended December 31, 1997, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption "Experts."

/s/ Grant Thornton LLP

Vienna, Virginia
May 28, 1998